Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ONEMEDNET CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and Rule 457(h)	3,043,486	(2)	$0.965	(3)	$2,936,963.99	0.00015310	$449.653
Equity	Common Stock	Rule 457(c) and Rule 457(h)	1,583,737	(4)	$0.965	(3)	$1,528,306.21	0.00015310	$233.98
Total Offering Amounts							$4,465,270.20		$683.63
Total Fee Offsets									$—
Net Fee Due									$683.63

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”), of OneMedNet Corporation (the “Registrant”), that become issuable under the OneMedNet Corporation. 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 3,043,486 additional shares of Common Stock reserved and available for issuance under the 2022 Plan.

(3)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price for the Common Stock being registered hereby is based on a price of $0.965 per share of Common Stock, which is the average of the high ($1.01) and low ($0.92) trading prices for a share of Common Stock of the Registrant on February 7, 2025, as reported on The Nasdaq Stock Market.

(4)	Represents 1,583,737 shares of Common Stock underlying outstanding restricted stock units awarded under the 2022 Plan.